EXHIBIT 10(f)
BANCORPSOUTH, INC.
RESTORATION PLAN
(Amended and Restated, effective January 1, 2009)

BANCORPSOUTH, INC.
RESTORATION PLAN
(Amended and Restated, effective January 1, 2009)

i

ii

BANCORPSOUTH, INC.
RESTORATION PLAN
     BancorpSouth, Inc., a corporation organized and existing under the laws of the State of Mississippi (the “Company”), hereby amends and restates, in its entirety, the BancorpSouth, Inc. Restoration Plan, which plan was first effective as of January 1, 1994, and amended thereafter, from time to time (the “Prior Plan”); this amendment and restatement shall be effective January 1, 2009 (the “Effective Date”) (the “Plan”).
ARTICLE I
PURPOSE
     This Plan is intended to be an unfunded deferred compensation arrangement for the benefit of designated key management employees of the Company and its affiliates and subsidiaries, within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, this Plan is not intended to constitute an employee benefit plan that is subject to the provisions of Parts 2, 3, and 4 of Title I of ERISA. In accordance with such intent, any obligation to pay benefits hereunder shall be deemed to be an unsecured promise, and any right of a Participant (as defined herein) or Beneficiary (as defined herein) hereunder to enforce such obligation shall be solely as a general creditor of the Company. This Plan is not intended to constitute a qualified employee benefit plan within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), but is intended to comply with the provisions of Code Section 409A.
ARTICLE II
DEFINITIONS
     2.1 Affiliate means a subsidiary corporation or other entity with respect to which the Company owns, directly or indirectly, 80% or more of the total combined voting power of all classes of stock or other equity.
     2.2 Beneficiary means the person, persons, entity or entities designated by a Participant, in writing, to receive death benefits payable under the Plan as provided herein. Any such designation shall be effective upon its receipt and acceptance by the Committee or its designee. A Participant shall be entitled to modify his or her designation at any time, by delivery of a new writing to the Committee. Any such modification shall be effective upon its receipt and acceptance by the Committee or its designee.
     2.3 Benefit Commencement Date means the date on which payment of a Participant’s Retirement Benefit commences hereunder as set forth in Section 5.1.
     2.4 Board of Directors or Board means the Board of Directors of the Company, as constituted from time to time.
     2.5 Cause means, unless otherwise provided in a separate employment agreement between the Company or an Affiliate and a Participant, that a Participant has:
a.	Committed an intentional act of fraud, embezzlement or theft in the course of his or her employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s or an Affiliate’s financial condition or business reputation;

b.	Been convicted with no further possibility of appeal or entered a guilty or nolo contendere plea with respect to a felony or a crime involving moral turpitude;

c.	Intentionally refused to perform the essential duties of his or her position, which has not been cured within 45 days following written notice by the Board or which Participant has not taken reasonable steps to cure within such period;

d.	For benefits accrued after the Effective Date, intentionally, recklessly or negligently violated any material provision of any code of ethics, code of conduct or equivalent code or policy of the Company or its Affiliates applicable to Participant;

e.	For benefits accrued after the Effective Date, intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision; or

f.	For benefits accrued after the Effective Date, failed to fully cooperate to the extent requested by the Company or an Affiliate with investigations by government or independent agencies involving the Company or an Affiliate.
For purposes of this definition, no act or failure to act on the part of the Participant will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.
     2.6 Committee means the administrator of this Plan, which shall be the Compensation Committee of the Board of Directors.
     2.7 Company Plan means any tax qualified defined benefit pension plan maintained by the Company or its Affiliates, from time to time.
     2.8 Competitive Employment means engaging in the banking, insurance or other business in which the Company or an Affiliate is engaged in any county in any state in which the Company or its Affiliates maintain an office or where the Company or an Affiliate is engaged in a banking, insurance or other business that produces in excess of 5% of the net income after-tax of the Company or any of its Affiliates for the twelve months prior to the Separation Date or directly or indirectly solicits or attempts to solicit business from any customer of the Company or an Affiliate after the Participant’s Separation Date.
     2.9 Disabled or Disability means that a Participant is disabled within the meaning of the Company Plan.
     2.10 Early Retirement Date means the date on which a Participant attains age 55 and complete 10 Years of Service.
     2.11 Normal Retirement Date means the date on which a Participant attains age 65.
     2.12 Separation from Service, Separates Service, or Separation Date means the later of the date on which (a) a Participant’s employment with the Company and its Affiliates ceases, or (b) the Company and such Participant reasonably anticipate that the Participant will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor. Notwithstanding the foregoing, a Participant may be deemed to incur a Separation from Service if he or she continues to provide services to the Company or an Affiliate, provided such services are not more than 20% of the average level of services performed by such Participant, whether as an employee or independent contractor, during the immediately preceding 36-month period.

     2.13 Retirement Benefit means a benefit payable under Article V hereof.
     2.14 Specified Employee means a Participant who is a “key employee,” of the Company and its Affiliates as defined in Code Section 416(i), (ii), or (iii), but determined without regard to paragraph (i)(5) thereof, of the Company or an Affiliate as of his or her Separation Date, provided that a class of stock of the Company or an Affiliate is then publicly traded on an established market. A Participant who satisfies such requirements as of a December 31st shall be considered a Specified Employee hereunder during the 12-month period commencing on the immediately following April 1st.
     2.15 Years of Service means the number of whole and fractional years during which a Participant is employed by the Company or an Affiliate, including service with any immediate predecessor entity that was acquired by or merged or consolidated with the Company or an Affiliate.
ARTICLE III
ELIGIBILITY
     The Committee, in its discretion, shall designate executives, officers, and certain management employees of the Company and its Affiliates as Participants hereunder, whose benefit under the Company Plan shall have been limited as a result of the Code. Such executives, officers, and management employees may be designated individually or by groups or categories. Any such determination shall be conclusive and binding upon all persons. The Committee, or its designee, shall notify each such executive, officer or employee of his or her designation hereunder.
ARTICLE IV
VESTING
     4.1 Vesting Provisions. Unless otherwise provided by the Committee in a separate participation agreement or similar document, a Participant’s benefits hereunder shall be fully vested and nonforfeitable upon the earlier of (a) the completion of five Years of Service, or (b) the Participant’s death or Disability while employed by the Company or an Affiliate.
     4.2 Forfeiture. If a Participant’s Separation Date occurs before his or her benefits are vested and nonforfeitable in accordance with Section 4.1 hereof, then notwithstanding any provision of the Plan to the contrary, he or she shall forfeit all benefits hereunder. In such event, the obligations of the Company and its Affiliates with respect to such Participant and any person claiming a right or benefit through such Participant shall be extinguished.
     If a Participant engages in a Competitive Employment within a period of two years after his Separation Date on behalf of himself, any person, corporation, association or other entity other than Company whether as a partner, employee, agent, independent contractor, or shareholder, the Participant, his or her Surviving Spouse, Beneficiary, estate, or any other person claiming a benefit through or on behalf of the Participant shall forfeit all benefits under this Plan.
     4.3 Discharge for Cause. Notwithstanding any provision of this Plan to the contrary, a Participant who is terminated by the Company for Cause shall forfeit all rights and benefits hereunder, whether or not then vested; no benefit shall be payable to such Participant, his or her Surviving Spouse, Beneficiary, estate or any other person claiming a benefit through or on behalf of the Participant.

ARTICLE V
RETIREMENT BENEFITS
     5.1 Benefit Commencement Date. A Participant’s Benefit Commencement Date shall be the later of Participant’s Separation Date and his or her attainment of Early Retirement Age.
     5.2 Time of Payment. If a Participant who is vested in accordance with Section 4.1 hereof Separates Service, other than on account of Cause (an “Eligible Participant”), except as otherwise provided herein, his or her Retirement Benefit shall commence as of the first business day of the second calendar month following such Participant’s Benefit Commencement Date.
     5.3 Form of Payment. Unless otherwise elected pursuant this Section, a Retirement Benefit hereunder shall be paid in the form of a joint and 50% survivor annuity if the Participant is lawfully married upon his or her Separation Date and shall be paid in the form of a single life annuity with 10 years certain if the Participant is not lawfully married upon his or her Separation Date.
     In lieu of such options, a Participant may elect any form of benefit set forth below:
     a. A life annuity;
     b. A life annuity with a period certain of ten years or fifteen years;
     c. A joint and 50% survivor annuity;
     d. A joint and 100% survivor annuity;
     e. A joint 50% annuity; and
     f. A joint and 100% annuity.
     Such election shall be made upon Participant’s enrollment in the Plan and may be modified to the extent that any new benefit form is the actuarial equivalent of the originally-elected form of benefit.
     5.4 Transition Election. Notwithstanding the foregoing, a current Participant whose benefit accrued as of December 31, 2003 equals or exceeds a lump sum actuarially equivalent value of $10,000 as of December 31, 2007, and whose compensation for equals or exceeds $245,000 in 2008 shall be permitted to elect to receive his or her benefit accrued as of December 31, 2003 in the form of a lump sum, provided that such election is made no later than December 31, 2008.
     5.5 Amount of Payment. Benefits payable hereunder shall be determined as of an Eligible Participant’s Separation Date. The benefit payable to a Participant or his Beneficiary shall be equal to the benefit which would have been paid under the Company Plan,
a.	if the definition of compensation under the Company Plan and the resulting computations of Average Monthly Compensation (as defined the Company Plan) based thereon
1.	excluded all commissions paid to all Plan Participants after December 31, 2003;

2.	excluded commissions for all Plan Years for Employees entering the Company Plan on or after January 1, 2004; and

3.	included the amount of any compensation (other than commissions excluded under this Section 5.5) deferred under the terms of the BancorpSouth Inc. Deferred Compensation Plan; and
b.	if the Company Plan
1.	were administered without regard to the maximum amount of retirement income limitations set forth in Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	were administered without regard to the maximum compensation limitations set forth in Section 401(a)(17) of the Code.
c.	less any Benefit Offset.
     The term “Benefit Offset” shall mean with respect to an Eligible Participant and unless the Committee otherwise provides in a separate participation or similar agreement, the following:
Such Participant’s benefit accrued under the Company Plan (i) determined without regard to any domestic relations order qualified under Code Section 414(p) or other law, (ii) assuming that the Participant elects to receive such benefits in the form of a joint and 100% survivor annuity payable to his or her spouse, if he or she is married, or a single life annuity with guaranteed payments for a period of ten years if he or she is not married, and (iii) assuming that the payment of such benefit commences as of the Participant’s Benefit Commencement Date.
     5.6 Actuarial Reduction. If (a) a Participant has not attained age 55 as of his or her Separation Date, and (b) such Participant’s Benefit Commencement Date precedes his or her Normal Retirement Date, then his or her Participant’s Retirement Benefit hereunder shall be actuarially reduced to reflect such early commencement using the same interest and morality assumptions contained in the Company Plan. Any reduction required hereunder shall be determined using the interest rate, group mortality table and other reduction factors in effect under the Company Plan, from time to time.
     5.7 Subsequent Increase in Benefits. Any Retirement Benefit payable hereunder shall not be subject to increase or other adjustment on account of an increase in the amount payable to a Participant under the Company Plan.
     5.8 Payment Delay Applicable to Specified Employees. Except as provided in Section 5.8 hereof, if a Participant hereunder is a Specified Employee as of his or her Benefit Commencement Date, the commencement of his or her Retirement Benefit, shall be delayed until the later of (a) first business day of the seventh whole calendar month following his or her Separation Date, or (b) his or her Benefit Commencement Date (the “Payment Date”). In the event of any delay hereunder, the first monthly payment made hereunder shall include, without liability for interest thereon, the principal amount of all Retirement Benefits otherwise payable between such Participant’s Benefit Commencement Date and Payment Date.

ARTICLE VI
DEATH BENEFITS
     6.1 Definitions. As used herein:
a.	Death Benefit means a benefit payable under this Article VI.

b.	Minimum Benefit Period means any minimum period of payment elected under an annuity option.

c.	Surviving Spouse means (i) if a Participant dies before his or her Benefit Commencement Date, the person to whom the Participant is lawfully married as of the date of his or her death, or (ii) if a Participant dies after his or her Benefit Commencement Date, the person to whom such Participant was lawfully married on his or her Benefit Commencement Date and on the date of his or her death.
     6.2 Death While Employed. If a Participant dies while he or she is employed by the Company or an Affiliate, such Participant’s Surviving Spouse shall receive a Death Benefit in an amount equal to the deceased Participant’s Retirement Benefit determined in accordance with Article V hereof
Unless otherwise elected by the Participant, payment of such benefit shall be made in the form of a single life annuity commencing on the first business day of the second calendar month following the Participant’s date of death and ending as of the date of death of the Surviving Spouse. Such Surviving Spouse may elect another actuarially equivalent single life annuity.
     6.3 Death After Retirement Benefit Commencement. If a Participant dies after his or her Retirement Benefit commences, the Participant’s Surviving Spouse shall continue to receive such benefit to the extent of any survivorship rights, commencing on the first business day of the second calendar month following the Participant’s date of death and ending on the date of death of the Surviving Spouse.
     6.4 Death After Separation from Service and Before Retirement Benefit Commencement. If a Participant dies after his or her Separation from Service, but before the commencement of his or her Retirement Benefit, a Death Benefit shall be payable to his or her Surviving Spouse in the amount equal to the deceased Participant’s Retirement Benefit determined in accordance with Article V hereof. Unless otherwise elected by the Participant, such benefit shall be paid in the form of a single life annuity commencing on the deceased Participant’s death and ending on the date of death of the Surviving Spouse.
     6.5 Payment to Beneficiary. Subject to adjustment as provided in Section 6.6 hereof, Death Benefits payable to a Surviving Spouse hereunder shall be payable to a deceased Participant’s Beneficiary, or if no Beneficiary has been designated or survives the Participant, to the Participant’s estate, in the following circumstances:
a.	If a Participant dies while employed by the Company or an Affiliate, with no Surviving Spouse; or

b.	If a Participant dies after his or her Benefit Commencement Date, but the Participant and his or her Surviving Spouse (if any) die before the expiration of the Minimum Benefit Period.

Any Death Benefit payable under this Section 6.5 shall commence on the first business day of the second calendar month following the date of death of the Participant or his or her Surviving Spouse, as the case may be, and shall cease as of the expiration of the Minimum Benefit Period.
     6.6 Death Benefit Adjustments. Notwithstanding any provision of this Plan to the contrary:
a.	If Death Benefits are payable to a Surviving Spouse hereunder and such spouse dies before the expiration of the Minimum Benefit Period, any Death Benefit payable thereafter shall be reduced only by the actual amount of any survivor benefits paid after the death of such spouse under the Company Plan.
b.	Death Benefits payable hereunder shall not be adjusted to reflect any increase in any benefit payable under the Company Plan occurring after a Participant’s Benefit Commencement Date.
     6.7 Form of Payment. A Participant may elect any form of payment set forth in Section 5.3(a) and (b). Such election shall be made upon Participant’s enrollment in the Plan and may be modified to the extent that any new benefit form is the actuarial equivalent of the originally-elected form of benefit.
ARTICLE VII
DISABILITY BENEFITS
     7.1 Disability Benefits. If a Participant becomes Disabled while employed by the Company or its Affiliates, he or she shall be entitled to receive a Disability Benefit hereunder, subject to the following:
a.	The amount of such benefit shall equal the Retirement Benefit described in Section 5.5 that he or she would have been eligible to receive if his or her Disability had not occurred and he or she had remained employed with the Company or an affiliate through Normal Retirement Age, using Participant’s Average Monthly Compensation as adjusted in Section 5.5(a) and Participant’s Current Covered Compensation to calculate hypothetical compensation from the date of Participant’s Disability to Normal Retirement Age.

b.	Payment shall be made in equal monthly installments commencing on the first day of the calendar month following Participant’s Normal Retirement Date.
     7.2 Reduction in Disability Benefits. If a Participant is no longer Disabled prior to attainment of Normal Retirement Age and fails to return to service with Company or an Affiliate, his or her benefit hereunder shall be reduced to eliminate any accruals arising after the date of Participant’s Disability. If the Committee determines, in its sole and absolute discretion, that Participant’s Disability is the result of any of the following:
a.	excessive and habitual use by the Participant of drugs, intoxicants or narcotics;

b.	injury or disease sustained by the Participant while willfully and illegally participating in fights, riots, civil insurrections or while committing a felony;

c.	injury or disease sustained by the Participant while serving in any armed forces;

d.	injury or disease sustained by the Participant which was diagnosed or discovered subsequent to the date his or her employment was terminated;

e.	injury or disease sustained by the Participant while working for anyone other than the Employer and arising out of such employment; or

f.	injury or disease sustained by the Participant as a result of an act of war, whether or not such act arises from a formally declared state of war, then any benefits calculated under Section 7.1(a) shall be calculated as if Participant’s Separation from Service occurred on the date of his or her Disability.
     7.3 Form of Payment. A Participant may elect any form of payment set forth in Section 5.3. Such election shall be made upon Participant’s enrollment in the Plan and may be modified to the extent that any new benefit form is the actuarial equivalent of the originally-elected form of benefit.
ARTICLE VIII
PARTICIPANTS RIGHTS
     8.1 Spendthrift Provision. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber any benefit or amount payable hereunder. No amount payable under this Plan shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debt, judgment, alimony or separate maintenance owed by a Participant or any other person. No amount payable under this Plan shall be transferable by operation of law in the event of a Participant’s or other person’s bankruptcy or insolvency.
     8.2 Not an Employment Agreement. This Plan shall not be deemed to constitute an employment agreement between the parties, nor shall any provisions restrict the right of the Company to discharge any Participant as an employee of the Company or an Affiliate.
     8.3 Obligation for Benefit Payments. Notwithstanding any provision of this Plan to the contrary, the payment of benefits under this Plan shall be the obligation of the Company or the Affiliate with respect to which the Participant is employed. In the event the Company or such Affiliate designates a third-party as the payor of the benefits and the assets of such third-party are insufficient to meet the payment obligations under this Plan, the Company or such Affiliate, as the case may be, shall remain responsible for such deficiency.
     8.4 Taxes. The Company, an Affiliate or any third-party payor shall deduct from the amount of any benefits payable under this Plan any taxes required to be withheld under applicable federal or state tax laws.
     Notwithstanding the foregoing, if any incremental annual increase in benefits hereunder is subject to an employment or similar tax, the Company shall pay an amount to the relevant taxing authority equal to the amount of tax due upon such increase. The Committee or its designee shall adopt such procedures as may be reasonably required to document and administer any tax payment required hereunder.
     8.5 Company’s Protection. By commencing participation herein, each Participant shall be deemed to have agreed to cooperate with the Company by furnishing any and all information reasonably requested by the Committee in order to facilitate the funding or payment of benefits hereunder, including, without limitation, the taking of such physical examinations as the Company or the Plan may deem necessary to obtain insurance to fund the payment of benefits hereunder. If a Participant refuses to cooperate, is uninsurable or is insurable at other than standard rates, the Committee, in its sole discretion, may determine that the Participant is ineligible to participate hereunder.

     8.6 Unsecured Creditor Status. The right of a Participant or his or her Surviving Spouse or Beneficiary to receive benefits hereunder shall be solely those of an unsecured creditor of the Company and its Affiliates. Any insurance policy, including the proceeds thereof, or other asset acquired or held by the Company or an Affiliate in connection with its benefit obligations hereunder shall not be deemed to be held under any trust for the benefit of the Participant or his or her Surviving Spouse or Beneficiary or to be security for the performance of the obligations of the Company and its Affiliates, but shall be a general unpledged and unrestricted asset.
     8.7 Prerequisites to Benefits. No Participant, including any person claiming a benefit or right through a Participant, shall have any right or interest in the Plan or any benefits hereunder, unless and until all the terms, conditions and provisions of the Plan that affect such Participant or such other person shall have been satisfied.
ARTICLE IX
PLAN ADMINISTRATION
     9.1 Powers of the Committee. The Committee shall have the discretionary power and authority to interpret the provisions of this Plan, to determine all questions arising under this Plan including, without limitation, all questions concerning administration, eligibility, and the amount of any benefit payable hereunder. In addition, the Committee shall have the authority to prescribe, amend, and rescind rules and administrative procedures relating to the operation of this Plan, adopt forms and execute agreements required hereunder, and to correct any defect, supply any omission or reconcile any inconsistency in this Plan or any related form or agreement.
     Any determination by the Committee need not be uniform as to all or any Participants hereunder. Any such determination shall be conclusive and binding on all persons claiming any interest in the Plan or a benefit hereunder. Neither the Company nor its officers, employees, members of the Committee or any member of the Board of Directors shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
     9.2 Delegation of Administrative Authority; Experts. The Committee, in its sole discretion, may delegate such nondiscretionary, ministerial duties as it deems appropriate to such officers or employees of the Company as it deems necessary or appropriate. When acting in accordance with such delegation (whether made orally or in writing), any such officer or employee shall be deemed to possess the power and authority granted to the Committee hereunder. The Committee shall engage the services of such independent actuaries, accountants, attorneys and other administrative personnel as it deems necessary or advisable to administer this Plan.
     9.3 Claims for Benefits. If a Participant or Surviving Spouse or Beneficiary believes a benefit or distribution is due under the Plan, he or she may request the distribution of such benefit, in writing, from the Committee. If the request for distribution is disputed or denied by the Committee, the following action shall be taken:
a.	Such Participant or Surviving Spouse or Beneficiary shall be notified, in writing, of the dispute or denial as soon as possible (but no later than 90 days) after receipt of the request for a distribution. The notice shall set forth the specific reasons for the denial, including any relevant provisions of the Agreement, and shall explain the review procedure of the Plan.

b.	Such Participant or Surviving Spouse or Beneficiary shall be entitled to full review of his or her claim after receipt of written notification of a denial. A Participant (or Surviving Spouse or Beneficiary) desiring a review of the dispute or denial must request such a review, in writing, not later than 60 days after the notification of the dispute or denial is received. During the review, the Participant (or Surviving Spouse or Beneficiary) may be represented and shall have the right to inspect all documents pertaining to the dispute or denial.
The Committee shall render its decision within 60 days after receipt of the request for the review. In the event special circumstances require an extension of time, the Committee shall notify the Participant (or Surviving Spouse or Beneficiary), in writing, and the decision shall be rendered no later than 120 days after the receipt of the request. The decision of the Committee shall be in writing and include specific reasons for the action taken and specific references to the Plan provisions on which the decision is based.
     9.4 Cash Out of Small Benefits. Notwithstanding the provisions of this Plan to the contrary, if the present value of a Retirement, Disability, or Death Benefit payable as of a Participant’s Benefit Commencement Date, date of Disability, or date of death, as the case may be, is less than the amount determined under Code Section 402(g) as of such date, the Committee shall distribute such amount to the Participant or Surviving Spouse or Beneficiary, as the case may be, in the form of a single-sum payment as of the first business day of the second calendar month thereafter. No additional benefit shall be payable with respect to such Participant hereunder. The amount of such benefit shall be determined using the interest rate, group mortality table and other actuarial factors in effect under the Company Plan, from time to time, to determine the amount of single-sum payments thereunder.
     9.5 Amendment and Termination. The Board shall have the right, at any time, to amend or terminate this Plan, in whole or in part; provided, however, that no such amendment or termination shall reduce any benefits or rights accrued as of the effective date of such termination, without the prior written consent of each affected Participant hereunder.
     The Committee (or its designee) may authorize such modification to this Plan as it deems appropriate with respect to any Participant hereunder, including, without limitation, a modification of the the Benefit Offset provided herein. Any such modification shall be included in a separate participation or similar agreement executed by the affected Participant and the Committee.
     In the event the Plan is terminated as provided herein, benefit payments shall continue to any Participant, Surviving Spouse or Beneficiary at such time and in such manner as may be prescribed under the terms of the Plan. Any Participant whose benefit payments have not yet commenced shall receive benefits in accordance with the terms of the Plan, but for purposes of determining Years of Service hereunder, all Service earned by the Participant after such termination of the Plan shall be taken into account.
ARTICLE X
GENERAL PROVISIONS
     10.1 Funding. The Company may establish a trust in connection with the adoption of this Plan. Each year during the continuance of this Plan, the Committee may designate amounts to be added to the trust. The property comprising the assets of any such trust, including any insurance policy on the life of a Participant purchased by any such trust or contributed to any such trust by the Company, shall at all times remain the property of such trust. The trustee of any such trust shall distribute the assets comprising such trust in accordance with the provisions of the Plan and the trust agreement, all as instructed by the Committee, but in no event shall such trustee distribute the assets of any such trust to or for the benefit of the Company, except as provided in any applicable trust agreement.

     10.2 Entire Agreement. This Plan, together with the agreement of Participation entered into by the Participant, shall constitute the entire understanding between the Company and the Participant with respect to the benefits provided hereunder.
     10.3 Binding Effect. The rights, privileges, benefits and obligations under this Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns, including successors by corporate merger, consolidation, reorganization or otherwise.
     10.4 Governing Law. The provisions of this Plan shall be construed according to the laws of the State of Mississippi, excluding the provisions of any such laws that would require the application of the laws of another jurisdiction.
     10.5 Severability. Each provision of this Plan is intended to be severable. In the event that any one or more of the provisions contained in this Plan shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Plan, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Plan without such provision.
     10.6 Construction. This Plan is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. In the event that any provision of the Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Board or the Committee, be deemed null and void. This Plan is intended to be a restatement of the Prior Plan for purposes of compliance with Code Section 409A and is not intended to increase any benefits thereunder. This Plan shall not be construed to increase any benefits hereunder.
     This Restoration Plan was approved by the Board of Directors of BancorpSouth, Inc. on the ___ day of December 2008, to be effective as of the date first written above.

BANCORPSOUTH, INC.
By:
Title:
Date: